Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of C. R. Bard, Inc.:

We consent to the use of our reports dated February 25, 2010, with respect to the consolidated balance sheets of C. R. Bard, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ investment, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related consolidated financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of C. R. Bard, Inc. and are incorporated herein by reference in the registration statement on Form S-3 dated December 15, 2010 and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to the company’s adoption of the measurement date requirements of the Financial Accounting Standards Board (“FASB”) statement on employers’ accounting for defined benefit pension plans in 2008 and the FASB’s authoritative guidance on accounting for uncertainty in income taxes in 2007.

/s/ KPMG LLP

Short Hills, New Jersey

December 15, 2010